EXHIBIT 10.1

April 21, 2017

Peter L. Gray

Dear Peter,
We are pleased to extend to you our offer to join Lands’ End, Inc. (“Lands’ End”) as it’s Executive Vice President & Chief Administrative Officer, reporting directly to the Chief Executive Officer and
President, contingent on our mutual execution of this letter agreement and your Executive Severance Agreement (as defined below). You will commence employment on May 8, 2017 and you will assume the additional roles of General Counsel and Corporate Secretary of Lands’ End at 12:01 a.m. on May 12, 2017.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $500,000.

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Participation in the Lands’ End Annual Incentive Plan with an annual incentive target opportunity of 75% of your Base Salary (your “Target Annual Bonus”). Any annual incentive bonus payable under the Annual Incentive Plan with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date or your employment with Lands’ End terminates at or after the end of the given fiscal year (a) by Lands’ End without Cause, (b) by you for Good Reason or (c) as a result of your death or Disability. Capitalized terms used in this letter agreement but not otherwise defined will have the meaning set forth in the Executive Severance Agreement. You will be guaranteed a minimum annual incentive bonus under the Annual Incentive Plan for the fiscal year in which the start date occurs of $187,500.

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You will receive a one-time cash sign-on bonus of $100,000 (“Sign-On Bonus”). If your employment is terminated by Lands’ End for Cause (as defined in the Executive Severance Agreement) or by you without Good Reason (as defined in the Executive Severance Agreement) prior to the second anniversary of your Start Date, within 30 days of your last day worked, you will be required to pay back the pre-tax amount of the Sign-On Bonus paid to you within the 365 days immediately preceding the date your employment is terminated. For the avoidance of doubt, you shall not have to return any such amounts if your employment terminates by lands’ End without Cause, by you for Good Reason or as a result of your death or Disability (as defined in the Executive Severance Agreement).

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On or promptly following your Start Date, you will receive a one-time sign-on grant of restricted stock units (“Sign-on RSUs”), valued, as of the grant date at $500,000, and a one- time sign on grant of stock options (“Sign-on Stock Options”) valued as of the grant date (per Black-Scholes or a similar methodology) at $500,000, in each case pursuant to the form of restricted stock unit award agreement and form of stock option award agreement to be approved by the Compensation Committee of the Board of Directors of Lands’ End (the “Committee”), under the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (“the 2014 Plan”).

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The Sign-on RSUs and Sign-on Stock Options will be scheduled to vest on a graded basis, with 25% vesting on the first anniversary of the Start Date, 25% vesting on the second anniversary of the Start Date, 25% vesting on the third anniversary of the Start Date, and 25% vesting on the fourth anniversary of the Start Date. You will be eligible to receive at least four (4) business weeks paid vacation, in accordance with Lands’ End policy. Added to this you will qualify for (8) national paid holidays each year.

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You will participate in the Lands’ End long-term incentive program (“LTI”) previously approved by the Committee in fiscal year 2017, with a target incentive opportunity of 100% of your base salary, allocated 50% ($250,000 target amount) in the form of an award under the Lands’ End, Inc. Long-Term Incentive Program (As Amended and Restated) and 50% ($250,000 grant date value) in the form of restricted stock unit awards under the 2014 Plan issued on your Start Date, determined in each case in the same manner as LTI awards previously granted to other senior executive officers of Lands’ End in fiscal year 2017. Your eligibility to participate in future LTI programs of Lands’ End will be determined at the same time and in the same manner as other senior executive officers of Lands’

End; provided, however, that your target award opportunity with respect to any given performance and/or vesting cycle, will not be less than 100% of your annual base salary as in effect on the date of the grant of any such award.

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You will be eligible to participate in all retirement, health and welfare programs of Lands' End on a basis no less than favorable than other senior executives, in accordance with the applicable terms, conditions and availability of those programs. Lands’ End shall provide you with indemnification and advancement of expenses to the fullest extent permitted by applicable law and directors’ and officers’ liability insurance, each at the level provided to senior executives of Lands’ End.

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Lands’ End will promptly pay or reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and drafting of this offer letter, not to exceed $15,000 in total.

•	All cash amounts referenced in this letter are, unless otherwise expressly stated, subject to applicable income and employment tax withholding as required under applicable law.

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Lands’ End and you agree that your workplace location will be at Lands’ End principal executive offices in Dodgeville, Wisconsin, subject to such business-related travel as may reasonably be required in order or you to perform your duties to Lands’ End. Lands’ End will reimburse you for all reasonable expenses incurred by you in the course of performing your duties with Lands’ End, to its requirements with respect to reporting and documentation of expenses under its expense reimbursement policy, including all travel, hotel, and other expenses incurred by you in performing your duties. Lands’ End will reimburse you for your roundtrip airfare for commuting between your Massachusetts residence and Lands’ End headquarters. Airfare is considered a commuting expense and will be taxable. You will be responsible for all other expenses (e.g. car, rent, etc.).

This offer of employment to you by Lands’ End is contingent upon you signing an Executive Severance Agreement with Lands’ End (“the Executive Severance Agreement”). This offer also is contingent upon a satisfactory completion of pre-employment drug test and employment eligibility verification (i.e., Form I-9).

By accepting this offer, you agree to devote all of your professional time and attention to the duties required by your position with Lands’ End while employed and to the best interests of Lands’ End.
To that end, you represent and warrant to Lands’ End that you are: (a) not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with Lands’ End or any of its affiliates; and (b) you are not, except for the entity set forth on Exhibit A, a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit, or not-for-profit entity (any such board a “Secondary Board’) or (ii) a party to any agreement, written or oral, with any entity under which you would remuneration for your services; provided, however, that subject to written approval by the Board (not to be unreasonably withheld), you will be eligible, to serve as a member of at least one Secondary Board. Finally, you agree that you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise, and represent and affirm that your employment with Lands’ End will not violate any restrictive covenants by which you are bound under any agreement with any prior employer or service recipient.

Peter, we are looking forward to you joining Lands’ End. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you have any questions, please let me know.

Sincerely,

/s/ Jerome S. Griffith
Jerome S. Griffith                        /s/ Peter L. Gray
Chief Executive Officer and President                Peter L. Gray
Lands' End, Inc.

Exhibit A

Tufts University Hillel Foundation